Filed Pursuant to Rule 424(b)(3)

Registration No. 333-259676

PROSPECTUS SUPPLEMENT NO. 4

(to Prospectus dated June 7, 2022)

Volta Inc.

Up to 89,784,557 Shares of Class A Common Stock

Up to 24,529,111 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

Up to 5,933,333 Warrants

This prospectus supplement supplements the prospectus dated June 7, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-259676). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 12, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of up to (A) 116,019,569 shares of Class A Common Stock par value $0.0001 per share (“Class A Common Stock”), which consists of up to (i) 30,000,000 shares of Class A Common Stock issued in a private placement pursuant to subscription agreements entered into on February 7, 2021; (ii) 9,887,185 shares of Class A Common Stock that were issued by us upon conversion of our Class B common stock, par value $0.0001 per share held by certain stockholders; (iii) 8,625,000 shares of Class A Common Stock (the “Founder Shares”) originally issued in a private placement to Tortoise Sponsor II LLC (the “Sponsor”) in connection with the IPO and subsequently distributed to the equityholders of the Sponsor; (iv) 5,933,333 shares of Class A Common Stock that are issuable by us upon the exercise of 5,933,333 warrants (the “Private Warrants”) originally issued in a private placement to TortoiseEcofin Borrower LLC in connection with the IPO (as defined in the Prospectus) of Tortoise Acquisition Corp. II at an exercise price of $11.50 per share of Class A Common Stock; (v) 8,621,715 shares of Class A Common Stock that are issuable by us upon the exercise of 8,621,715 warrants originally issued in connection with the IPO at an exercise price of $11.50 per share of Class A Common Stock that were previously registered (the “Public Warrants”); (vi) 9,974,063 shares of Class A Common Stock that are issuable by us upon the exercise of 9,974,063 Assumed Warrants (as defined in the Prospectus) held by certain of our officers, directors and greater than 5% stockholders and their affiliated entities; (vii) 42,978,273 shares of Class A Common Stock issued upon consummation of our business combination pursuant to the Business Combination Agreement (as defined in the Prospectus) and held by certain of our officers, directors and greater than 5% stockholders and their affiliated entities; and (B) up to 5,933,333 Private Warrants.

Our Class A Common Stock and Public Warrants are listed on the New York Stock Exchange under the symbols “VLTA” and “VLTA WS,” respectively. On July 11, 2022, the closing price of our Class A Common Stock was $1.54 and the closing price for our Public Warrants was $0.39990.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

See the section entitled “Risk Factors” beginning on page 7 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 12, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2022

VOLTA INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39508	35-2728007
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

155 De Haro Street
San Francisco, CA 94103

 (Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (888) 264-2208

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, par value of $0.0001 per share	VLTA	New York Stock Exchange
Warrants, each exercisable for one share of Class A Common Stock for $11.50 per share	VLTA WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On July 12, 2022, Volta Inc. issued a press release announcing the appointment of Michelle Kley to the position of Executive Vice President, Chief Legal Officer and Corporate Secretary, effective as of July 20, 2022, and the appointment of William Cooper as Senior Vice President, Deputy General Counsel, and Assistant Secretary, effective on or before July 18, 2022. A copy of the press release is filed herewith as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Volta Inc. Press Release dated July 12, 2022
104	Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 12, 2022	Volta Inc.

	By:	/s/ Vince Cubbage
	Name:	Vince Cubbage
	Title:	Interim Chief Executive Officer

Exhibit 99.1

Volta Inc. Hires Seasoned Team to Lead Legal Department

Michelle Kley Joins Volta from Virgin Galactic and Will Serve as Volta’s Chief Legal Officer

William Cooper Joins Volta from Sidley Austin LLP and Will Serve as Volta’s Deputy General Counsel

SAN FRANCISCO – July 12, 2022 – Volta Inc. (NYSE: VLTA), an industry-leading electric vehicle (“EV”) charging network powering vehicles and commerce, today announced that its Board of Directors has further strengthened the company’s Executive Team with the appointment of Michelle Kley as Executive Vice President, Chief Legal Officer and Corporate Secretary, effective July 20, 2022, and William (Bill) Cooper as Senior Vice President, Deputy General Counsel, and Assistant Secretary, effective on or before July 18, 2022.

“The talent and extensive public company expertise that Michelle and Bill will bring to our team will reinforce Volta’s industry leadership and help advance our strategic goals,” said Vince Cubbage, Interim Chief Executive Officer. “Michelle’s experience advising technology companies and their boards on a wide range of governance, compliance, securities, general corporate, and commercial matters, together with her experience managing legal departments of public companies, coupled with Bill’s capital markets, transactional, and governance capabilities, will be powerful assets as we continue to take action to elevate our position in the marketplace and build the fueling infrastructure of the future.”

Kley most recently served as Executive Vice President, Chief Legal Officer, and Secretary at Virgin Galactic Holdings, Inc., where she led all legal and compliance matters for the first publicly traded commercial human spaceflight company, including NYSE and SEC regulatory compliance, corporate governance, intellectual property, labor and employment matters, and litigation. Before that, Kley was Senior Vice President, Chief Legal and Compliance Officer, and Secretary of space technology company Maxar Technology Inc. Kley previously worked as an associate for Morrison & Foerster LLP and Wilson Sonsini Goodrich & Rosati law firms. Kley received a J.D. degree from the University of California Berkeley Law School and graduated with a B.A. from Sonoma State University.

Cooper brings to his new role considerable expertise within the energy, transportation, and infrastructure sectors as a result of his over two decades of experience as a corporate and securities attorney. He joins Volta from the international law firm of Sidley Austin LLP, where he advised public and private companies, boards and special committees, and investment banks on a wide range of matters related to capital markets transactions, mergers and acquisitions, public company reporting requirements, and corporate governance. Before joining Sidley Austin, Cooper was a partner at Hunton Andrews Kurth LLP. He graduated from Emory University Law School with a J.D. and received a B.A. from Princeton University.

“Michelle and Bill each bring to Volta decades of relevant public company legal experience at the highest levels,” said Kathy Savitt, Chair of the Volta Board. “We are pleased to welcome them to Volta as the company continues to expand its leadership position in the growing EV charging market. In partnership with Volta’s executive management, the Board remains focused on building an executive team that is well-qualified to deliver meaningful value across all stakeholders.”

About Volta

Volta Inc. (NYSE: VLTA) is an industry-leading electric vehicle (“EV”) charging network powering vehicles and commerce. Volta’s vision is to build EV charging networks that capitalize on and catalyze the shift from combustion-powered miles to electric miles by placing stations where consumers live, work, shop, and play. By leveraging a data-driven understanding of driver behavior to deliver EV charging solutions that fit seamlessly into people’s daily routines, Volta’s goal is to benefit consumers, brands, and real-estate locations while helping to build the infrastructure of the future. As part of Volta’s unique EV charging offering, its stations allow it to enhance its site hosts’ and strategic partners’ core commercial interests, creating a new means for them to benefit from the transformative shift to electric mobility. To learn more, visit www.voltacharging.com.

Forward-Looking Statements

This press release includes forward-looking statements, which are subject to the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “feel,” “believes,” expects,” “estimates,” “projects,” “intends,” “should,” “is to be,” or the negative of such terms, or other comparable terminology and include, among other things, statements regarding Volta’s strategy and other future events that involve risks and uncertainties. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained herein due to many factors, including, but not limited to: intense competition faced by Volta in the EV charging market and in its content activities; the possibility that Volta is not able to build on and develop strong relationships with real estate and retail partners to build out its charging network and content partners to expand its content sales activities; market conditions, including seasonality, that may impact the demand for EVs and EV charging stations or content on Volta’s digital displays; risks, cost overruns and delays associated with construction and installation of Volta’s charging stations; risks associated with any future expansion by Volta into additional international markets; cost increases, delays or new or increased taxation or other restrictions on the availability or cost of electricity; rapid technological change in the EV industry may require Volta to continue to develop new products and product innovations, which it may not be able to do successfully or without significant cost; the risk that Volta’s shift to including a pay-for-use charging business model and the requirement of mobile check-ins adversely impacts Volta’s ability to retain driver interest, content partners and site hosts; the ability of Volta’s new management team to successfully integrate into Volta and execute on Volta’s business strategy; the EV market may not continue to grow as expected; and the ability to protect its intellectual property rights; and those risk factors discussed in Volta’s Annual Report on Form 10-K for the year ended December 31, 2021, Volta’s Form 10-Q for the quarter ended March 31, 2022, filed with the Securities and Exchange Commission (the “SEC”) on May 13, 2022, and other Quarterly Reports on Form 10-Q, and other reports and documents Volta files from time to time with the SEC. Any forward-looking statements speak only as of the date on which they are made, and Volta undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Contacts

Media / Press:

Jette Speights

jette@voltacharging.com

Investor / Analyst:

Katherine Bailon

katherine@voltacharging.com